EXECUTION VERSION
TIAA BANK
301 W. Bay Street
Jacksonville, FL 32202

loanDepot.com, LLC
26642 Towne Centre Drive
Foothill Ranch, California 92610
Attention:

    Re: Twenty Fifth Amendment to Master Repurchase Agreement and Pricing Letter (“Twenty First Amendment”).

This Twenty Fifth Amendment is made this [ ] day of August, 2021 (the “Amendment Effective Date”), to that certain Master Repurchase Agreement, dated as of March 20, 2014 (the “Repurchase Agreement”), as amended, and the Pricing Letter, dated as of March 20, 2014 (the “Pricing Letter”), as amended, in each case by and between loanDepot.com, LLC (“Seller”), and TIAA, FSB (“Buyer”). The Repurchase Agreement, the Pricing Letter and all amendments thereto are sometimes hereinafter collectively referred to as the “Agreement.”

WHEREAS, Seller requested that Buyer amend the Agreement; and

WHEREAS, Seller and Buyer have agreed to amend the Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as follows:

SECTION 1.Amendments.

(a)    Sections 1, 2 and 3 of the Pricing Letter are hereby amended and restated in their entirety as follows:
Section 1.    Definitions. The following terms shall have the meanings set forth below.
10“203K Loans” shall mean first lien Mortgage Loans that meet all the requirements for mortgage insurance issued by the Federal Housing Authority under the Section 203(k) Rehabilitation Insured Mortgage Program.
11“Adjusted Indebtedness” means, at any date, the result of (a) Seller’s Indebtedness on such date, minus (b) the unpaid principal of Seller’s Subordinated Debt on such date (to the extent such Subordinated Debt is excluded from Seller’s Indebtedness in calculating Seller’s Adjusted Tangible Net Worth on such date in accordance with the definition thereof).

12“Aged Mortgage Loan” shall mean a Mortgage Loan, other than a Jumbo Mortgage Loan, a Low FICO Government Loan, a 203K Loan, a Ginnie Mae Buyout Loan, or a Manufactured Housing Mortgage Loan, subject to a Transaction hereunder for more than 60 days but not more than 90 days.
13“Aged State Agency Program Loan” shall mean a State Agency Program Loan subject to a Transaction hereunder for more than 60 days but not more than 90 days.
“Aging Limit” shall mean (a) 60 days following the Purchase Date for Mortgage Loans other than Aged Mortgage Loans, and (b) 90 days following the Purchase Date for Aged Mortgage Loans.
“Annual Financial Statement Date” shall mean December 31, 2013.
14“Approved Mortgage Product” shall mean the following mortgage products approved by Buyer for Transactions under the Agreement: Conforming Mortgage Loans, Eligible Government Mortgage Loans, Jumbo Mortgage Loans, Low FICO Government Loans, State Agency Program Loans, Manufactured Housing Mortgage Loans, 203K Loans, a Ginnie Mae Buyout Loan, Wet Mortgage Loans, Aged State Agency Program Loans and Aged Mortgage Loans. In no event shall an Ineligible Product be an Approved Mortgage Product.
“Change in Control” shall mean:
(a)any transaction or event as a result of which Anthony Hsieh (either directly or beneficially through an affiliate, trust, or indirectly through LD Holdings Group, LLC) shall cease to own at least 40% of the voting interests of Seller;
(b)Reserved;
(c)the sale, transfer, or other disposition of all or substantially all of Seller’s assets (excluding any such action taken in connection with any securitization transaction); or
(d)the consummation of a merger or consolidation of Seller with or into another entity or any other corporate reorganization (in one transaction or in a series of transactions); or
(e)Anthony Hsieh shall no longer be both (i) employed by Seller, and (ii) involved in the day to day operations of Seller; or
15 “Concentration Category” shall mean, with respect to Mortgage Loans, each category set forth under the heading “Concentration Category” in the table included in the definition of “Concentration Limit.”
16“Concentration Limit” shall mean, as of any date of determination, with respect to the Eligible Mortgage Loans included in any Concentration Category, the applicable amount that the aggregate Purchase Price for such Eligible Mortgage Loans may not at any time exceed, as set forth in the below table.

Concentration Category	Concentration Limit (percentages based on Maximum Purchase Amount)
Wet Mortgage Loans	40%, increased to 50% during the first 5 Business Days and the last 5 Business Days of each calendar month
Jumbo Mortgage Loans	20%
Jumbo Mortgage Loans (Specialty)	0%
Delegated Jumbo Mortgage Loans	0%
Ginnie Mae Buyout Loans	5%
Low FICO Government Loans	5%
203K Loan	5%
State Agency Program Loans	5%
Manufactured Housing Mortgage Loans	10%
Aged Mortgage Loans	5%
17“Conforming Mortgage Loan” shall mean a Mortgage Loan (other than a 203K Loan, a State Agency Program Loan, a Ginnie Mae Buyout Loan, or a Manufactured Housing Mortgage Loan) that conforms to the requirements of an Agency for securitization or cash purchase, and which has a FICO score of at least 620.
“Delegated Jumbo Mortgage Loans” shall mean a Jumbo Mortgage Loans (Standard Limit) that is not subject to a takeout commitment from an investor.
“Eligible Government Mortgage Loan” shall mean a Government Mortgage Loan (other than a Manufactured Housing Mortgage Loan) which has a FICO score of at least 620.
18“ERISA Liability Threshold” shall mean $250,000.
19“Facility Termination Threshold” shall mean $5,000,000.
“Fidelity Insurance Requirement” shall mean (a) $1,000,000 for fidelity coverage, with a maximum deductible of $75,000, and (b) $1,500,000 for errors and omissions coverage, with a maximum deductible of $50,000.

20“Financial Reporting Party” shall mean Seller.
21“Ginnie Mae Buyout Loan” shall mean a Mortgage Loan that Seller has repurchased in accordance with the requirements of Section 18-3 of the Ginnie Mae MBS Guide from a Ginnie Mae securitization pool originated and serviced by Seller, which Mortgage Loan must be (i) (a) subject to a written trial modification agreement with the Mortgagor prior to the repurchase and (b) must meet all requirements for repooling as set forth in Chapter 9 of the Ginnie Mae MBS Guide, including without limitation the requirements of Section 9-2(E), or (ii) meet all requirements for repooling as set forth in Chapter 9 of the Ginnie Mae MBS Guide, including without limitation the requirements of Section 9-2(E). Seller must provide Buyer with proof acceptable to Buyer in its sole discretion that the requirements set forth in this definition have been and continue to be satisfied.“Ineligible Product” shall mean any mortgage product that is not an Approved Mortgage Product. Unless approved by Buyer in writing in advance on a case-by-case basis and subject to additional documentation, “Ineligible Product” shall also mean any Mortgage Loans with respect to which any Mortgagor thereunder is a shareholder, director, officer, or employee of Seller or an Affiliate, or a Relative of any of the foregoing.
22“Jumbo Mortgage Loan” is a reference to Jumbo Mortgage Loans (Standard Limit).
23“Jumbo Mortgage Loans (High DTI)” shall mean a Mortgage Loan (i) with a principal balance of not more than Two Million Dollars ($2,000,000.00) (ii) that except with respect to (x) the original principal balance thereof and (y) the Debt-to-Income Ratio, conforms to the requirements for securitization or cash purchase by an Agency, (iii) that has a FICO score of at least 700, (iv) with a Loan-to-Value Ratio no greater than 80%, (v) has a Debt-to-Income Ratio greater than 43% and not to exceed 50%, (vi) is fully amortizing, and (vii) that is subject to a Takeout Commitment from a Takeout Investor.
24“Jumbo Mortgage Loans (High LTV)” shall mean a Mortgage Loan (i) with a principal balance of not more than Two Million Dollars ($2,000,000.00) (ii) that except with respect to (x) the original principal balance thereof and (y) the Debt-to-Income Ratio, conforms to the requirements for securitization or cash purchase by an Agency, (iii) that has a FICO score of at least 700, (iv) with a Loan-to-Value Ratio no greater than 95%, (v) has a Debt-to-Income Ratio not to exceed 43%, (vi) is fully amortizing, and (vii) that is subject to a Takeout Commitment from a Takeout Investor.
25“Jumbo Mortgage Loans (IO)” shall mean a Mortgage Loan (i) with a principal balance of not more than Two Million Dollars ($2,000,000.00) (ii) does not amortize, (iii) that except with respect to (x) the original principal balance thereof and (y) the failure to amortize, conforms to the requirements for securitization or cash purchase by an Agency, (iv) that satisfies Buyer's underwriting guidelines for jumbo mortgage loans, (v) that has a FICO score of at least 700, (vi) with a Loan-to-Value

Ratio of not greater than 80%, and (vii) that is subject to a Takeout Commitment from a Takeout Investor.
26“Jumbo Mortgage Loans (40 Year IO)” shall mean a Mortgage Loan (i) with a principal balance of not more than Two Million Dollars ($2,000,000.00) (ii) does not amortize, (iii) that except with respect to (x) the original principal balance thereof and (y) the failure to amortize, conforms to the requirements for securitization or cash purchase by an Agency, (iv) that satisfies Buyer's underwriting guidelines for jumbo mortgage loans, (v) that has a FICO score of at least 700, (vi) with a Loan-to-Value Ratio of not greater than 80%, (vii) has a term not to exceed 40 years, and (viii) that is subject to a Takeout Commitment from a Takeout Investor.
27“Jumbo Mortgage Loans (Modified DTI)” shall mean a Mortgage Loan, (i) with a principal balance of not more than Two Million Dollars ($2,000,000.00) (ii) that except with respect to the original principal balance thereof and the calculation of DTI, conforms to the requirements for securitization or cash purchase by an Agency, (iii) that satisfies Buyer’s underwriting guidelines for jumbo mortgage loans, (iv) that has a FICO score of at least 700, (v) with a Loan-to-Value Ratio of not greater than 80%, (vi) a Modified DTI not to exceed 43%, and (vii) that is subject to a Takeout Commitment from a Takeout Investor.
28“Jumbo Mortgage Loans (Modified High DTI)” shall mean a Mortgage Loan, (i) with a principal balance of not more than Two Million Dollars ($2,000,000.00) (ii) that except with respect to the original principal balance thereof and the calculation of DTI, conforms to the requirements for securitization or cash purchase by an Agency, (iii) that satisfies Buyer’s underwriting guidelines for jumbo mortgage loans, (iv) that has a FICO score of at least 700, (v) with a Loan-to-Value Ratio of not greater than 80%, (vi) a Modified DTI not to exceed 50%, and (vii) that is subject to a Takeout Commitment from Buyer.
29“Jumbo Mortgage Loans (Specialty)” is a collective reference to Jumbo Mortgage Loans (High DTI), Jumbo Mortgage Loans (IO), Jumbo Mortgage Loans (40 Year IO), Jumbo Mortgage Loans (High LTV), Jumbo Mortgage Loans (Modified DTI) and Jumbo Mortgage Loans (Modified High DTI).
30“Jumbo Mortgage Loan (Standard Limit)” shall mean a Mortgage Loan, (i) with a principal balance of not more than Two Million Dollars ($2,000,000.00) (ii) that except with respect to the original principal balance thereof, conforms to the requirements for securitization or cash purchase by an Agency, (iii) that satisfies Buyer’s underwriting guidelines for jumbo mortgage loans, (iv) that has a FICO score of at least 700, (v) with a (x) Loan-to-Value Ratio of not greater than 80% for single unit properties, and (y) 75% for 2-4 unit properties, and (vi) that is subject to a Takeout Commitment. For the avoidance of doubt, cash out refinances and investment properties do not qualify as a Jumbo Mortgage Loan (Standard Limit).
“LIBOR Floor” shall mean 0.75%.
31“Litigation Threshold” shall mean $5,000,000.

32“Low FICO Government Mortgage Loan” shall mean an Eligible Government Mortgage Loan which has a FICO score equal to or greater than 580 but less than 620.
33“Manufactured Housing Mortgage Loans” shall mean any first-lien Mortgage Loan (a) with a FICO score not below 620 and (b) with respect to which the Mortgaged Property is a manufactured dwelling and (i) such Mortgage Loan conforms with the applicable Agency requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, and (v) such Manufactured Housing Mortgage Loan is (A) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (B) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code.
34“Maximum Purchase Amount” shall mean $400,000,000.
35“Modified DTI” shall mean the Debt-to-Income Ratio of the Mortgagor that includes income of the Mortgagor that is either (i) passive, or (ii) imputed to the Mortgagor based on the value of Mortgagor’s assets.
36“Monthly Financial Statement Date” shall mean January 31, 2015.
37“Post-Default Rate” shall mean a rate per annum equal to the sum of (a) the LIBOR Rate, plus (b) eight percent (8.00%).

38“Pricing Spread” shall mean:

Type of Mortgage Loan	Percentage
Conforming Mortgage Loans and Eligible Government Mortgage Loans (excluding Low FICO Government Loans, Ginnie Mae Buyout Loans, and 203K Loans)	1.75%
Jumbo Mortgage Loans	2.00%
Jumbo Mortgage Loans (Specialty)	2.25%
Delegated Jumbo Mortgage Loans	2.125%
Low FICO Government Loans and Ginnie Mae Buyout Loans	2.25%
203K Loans	2.125%
State Agency Program Loans	2.25%
Manufactured Housing Mortgage Loans	2.00%
Aged Mortgage Loans	3.75%
Mortgage Loans exceeding the applicable Transaction Term Limitation	8.00%
When a Purchased Mortgage Loan may qualify for two or more Pricing Spreads hereunder, unless otherwise expressly agreed to by Buyer in writing, such Purchased Mortgage Loan shall be assigned the higher Pricing Spread, as applicable.
“Purchase Price” shall mean the price at which each Purchased Mortgage Loan is transferred by Seller to Buyer, which shall equal:

(a)on the Purchase Date, the applicable Purchase Price Percentage multiplied by the least of: (i) the Market Value of such Purchased Mortgage Loan, or (ii) the outstanding principal amount thereof as set forth on the related Mortgage Loan Schedule, or (iii) the price set forth in the related Takeout Commitment; and
(b)on any day after the Purchase Date, except where Buyer and Seller agree otherwise, the amount determined under the immediately preceding clause (a) decreased by the amount of any cash transferred by Seller to Buyer pursuant to Section 4 or 5 of the Agreement or applied to reduce Seller’s obligations under Section 9 of the Agreement.
39“Purchase Price Percentage” shall mean:

Type of Mortgage Loan	Percentage
Conforming Mortgage Loans and Eligible Government Mortgage Loans (excluding Low FICO Government Loans, Ginnie Mae Buyout Loans, and 203K Loans)	99.0%
Jumbo Mortgage Loans	98.0%
Jumbo Mortgage Loans (Specialty)	95.0%
Delegated Jumbo Mortgage Loans	98.0%
Low FICO Government Loans and Ginnie Mae Buyout Loans	95.0%
203K Loans	98.0%
State Agency Program Loans	97.0%
Manufactured Housing Mortgage Loans	97.0%
Aged Mortgage Loans	89.0%
Aged State Agency Program Loan	87.0%
When a Purchased Mortgage Loan may qualify for two or more Purchase Price Percentages hereunder, unless otherwise expressly agreed to by Buyer in writing, such Purchased Mortgage Loan shall be assigned the lower Purchase Price Percentage, as applicable.
“Relative” shall mean a spouse, domestic partner, cohabitant, child, stepchild, grandchild, parent, stepparent, mother-in-law, father-in-law, son-in-law, daughter-in-law, grandparent, great grandparent, brother, sister, half-brother, half-sister, stepsibling, brother-in-law, sister-in-law, aunt, great aunt, uncle, great uncle, niece, nephew, or first cousin (that is, a child of an aunt or uncle).
“State Agency Program Loan” shall mean a mortgage loan originated by Seller in accordance with the applicable guidelines of, and in anticipation of sale to, state housing authorities, as approved by Buyer in writing in its sole discretion.
“Surplus Amount” shall mean $25,000.
“Termination Date” shall mean shall mean the earliest of (i) September 7, 2021, (ii) such date as Buyer may determine in its sole discretion by written notice to Seller (provided that in the event of such notice of termination, the Repurchase Date with respect to outstanding Transactions shall not be accelerated in the absence of (a) an Event of Default or (b) the occurrence of a termination in accordance with clauses (i) or (iii) of this definition) or (iii) such date as determined by Buyer pursuant to its rights and remedies under the Agreement.

“Test Date” shall mean the last day of each calendar month with respect to Sections 3(a), 3(b) and 3(c) below and the last day of each fiscal quarter with respect to Sections 3(d) below.
“Transaction Term Limitation” shall mean for each Transaction, the number of days such Transaction remains outstanding, which shall not exceed (a) with respect to any Mortgage Loan other than an Aged Mortgage Loan, 60 days and (b) with respect to an Aged Mortgage Loan, 90 days.
“Warehouse Fees” shall mean those fees listed on Schedule 1 hereto.
“Wet Delivery Deadline” shall mean, with respect to each Wet Loan, the date that is seven (7) Business Days following the related Purchase Date for such Wet Loan.

Section 2.    No Commitment. The Agreement does not constitute a commitment by Buyer to enter into Transactions under the Agreement. The parties acknowledge that Buyer will enter into Transactions with Seller in Buyer’s sole discretion and subject to satisfaction of all terms and conditions of the Agreement.

Section 3.    Certain Financial Condition Covenants. Without limiting any provision set forth in the Agreement, Seller shall comply with the following covenants (each a “Financial Condition Covenant” and collectively, the “Financial Condition Covenants”), each to be tested on each Test Date occurring prior to the Termination Date:

a)Maintenance of Adjusted Tangible Net Worth. Seller shall maintain an Adjusted Tangible Net Worth of not less than $385,000,000.
b)Maintenance of Ratio of Adjusted Indebtedness to Adjusted Tangible Net Worth. Seller shall maintain the ratio of Adjusted Indebtedness to Adjusted Tangible Net Worth of no greater than 15:1.
c)Maintenance of Liquidity. Seller shall ensure that it has cash and Cash Equivalents (excluding Restricted Cash or cash pledged to Persons other than Buyer), in an amount not less than $40,000,000.
d)Maintenance of Profitability. Commencing with the fiscal quarter ending September 30, 2019, Seller shall not permit its Covenant Net Income to be (i) less than $1.00 for two (2) consecutive quarters, or (ii) a loss exceeding $10,000,000.
e) GAAP Net Worth. Seller shall maintain a Net Worth of not less than $250,000,000.
(c)    The Schedule attached as Schedule 1 to the Pricing Letter is hereby amended and restated in its entirety as set forth on Schedule 1 hereto.

(d)    The Compliance Certificate attached as Exhibit A to the Pricing Letter is hereby amended and restated in its entirety as set forth on Exhibit A hereto.
SECTION 2.Fees. Seller agrees to pay, on the Amendment Effective Date, Buyer’s legal fees in connection with the preparation, negotiation and consummation of this Amendment. There are no other fees payable in connection herewith.
SECTION 3.Defined Terms. Any terms capitalized but not otherwise defined herein should have the respective meanings set forth in the Agreement.
SECTION 4.Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Twenty Fifth Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.
SECTION 5.Representations. In order to induce Buyer to execute and deliver this Twenty First Amendment, Seller represents and warrants to Buyer that as of the date hereof, except as otherwise expressly waived by Buyer in writing, Seller is in full compliance with all of the terms and conditions of the Facility Documents, including without limitation all of the representations and warranties and all of the affirmative and negative covenants, and no Default or Event of Default has occurred and is continuing under the Agreement.
SECTION 6.Governing Law. This Twenty Fifth Amendment and any claim, controversy or dispute arising under or related to or in connection with this Twenty First Amendment, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Sections 5-1401 and 5-1402 of the New York General Obligations Law, which shall govern.
SECTION 7.Counterparts. This Twenty Fifth Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same agreement. This Twenty First Amendment, to the extent signed and delivered by facsimile or other electronic means, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No signatory to this Twenty Fifth Amendment shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation or enforceability of a contract and each such Person forever waives any such defense.

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IN WITNESS WHEREOF, Seller and Buyer have caused this Twenty Fifth Amendment to be executed and delivered as of the Amendment Effective Date.

TIAA, FSB, as Buyer
By:
Name: Kate Walton
Title: Vice President
LOANDEPOT.COM, LLC, as Seller
By:
Name:
Title:

Signature Page to the Amendment to MRA and Pricing Letter – loanDepot.com

SCHEDULE 1
WAREHOUSE FEES
File Fee: For each Purchased Mortgage Loan, Seller shall pay to Buyer a non-refundable File Fee in the amount of $25. Each File Fee shall be (a) fully earned, and due and owing on the Purchase Date for the related Purchased Mortgage Loan, and (b) payable in arrears on the Repurchase Date for such Purchased Mortgage Loan.

Sch. 1-1

COMPLIANCE CERTIFICATE
[PLEASE REVIEW CAREFULLY]

SELLER:	LOANDEPOT.COM, LLC
BUYER:	TIAA, FSB
TODAY’S DATE:	____/____/201_
REPORTING PERIOD ENDED:	_____ month(s) ended ____/____/20_
This certificate is delivered to Buyer under the Master Repurchase Agreement dated as of March 20, 2014, between the Seller and the Buyer (the “Agreement”), all the defined terms of which have the same meanings when used herein.
I hereby certify that: (a) I am, and at all times mentioned herein have been, the duly elected, qualified, and acting officer of Seller designated below; (b) to the best of my knowledge, the Financial Statements of Seller from the period shown about (the “Reporting Period”) and which accompany this certificate were prepared in accordance with GAAP and present fairly the financial condition of the Financial Reporting Party as of the end of the Reporting Period and the results of its operations for Reporting Period; (c) a review of the Agreement and of the activities of Seller during the Reporting Period has been made under my supervision with a view to determining Seller’s compliance with the covenants, requirements, terms, and conditions of the Agreement, and such review has not disclosed the existence during or at the end of the Reporting Period (and I have no knowledge of the existence as of the date hereof) of any Default or Event of Default, except as disclosed herein (which specifies the nature of existence of each Default or Event of Default, if any, and what action Seller has taken, is taking, and proposes to take with respect to each); (d) all information set forth on the attachment to this Compliance Certificate is true, correct, and complete, and the calculations set forth therein evidence that Seller is in compliance with the requirements of the Agreement at the end of the Reporting Period (or if Seller is not in compliance, showing the extent of non-compliance and specifying the period of non-compliance and what actions Seller proposes to take with respect thereto); and (e) Seller was, as of the end of the Reporting Period, in compliance and good standing with applicable Fannie Mae, Ginnie Mae, Freddie Mac, and HUD net worth requirements.
By:
Name:
Title:

Exhibit A-1

SELLER:	LOANDEPOT.COM, LLC
REPORTING PERIOD ENDED:	____/____/20_
All financial calculations set forth herein are as of the end of the Reporting Period.
1.ADJUSTED TANGIBLE NET WORTH

The Adjusted Tangible Net Worth of Seller is:
GAAP Net Worth:	$
Minus: Intangible Assets (excluding capitalized Servicing Rights)	$
Minus: Due from Shareholders or Related Parties	$
Minus: Capitalized Servicing Rights	$
Minus: Assets pledged to secure liabilities not included in Indebtedness:	$
Minus: Any other HUD non-acceptable assets:	$
Minus: Investments in Affiliates:	$
Plus: Lesser of (a) most recent MSR Appraised Value, and (b) capitalized Servicing Rights (per above):	$
Plus: Subordinated Debt:	$
ADJUSTED TANGIBLE NET WORTH:	$
REQUIRED MINIMUM	$385,000,000
In compliance?	☐Yes ☐No
2.INDEBTEDNESS OF THE SELLER

INDEBTEDNESS:	$
3.LEVERAGE: ADJUSTED INDEBTEDNESS TO ADJUSTED TANGIBLE NET WORTH

Indebtedness (from 2, above)	$
Minus: Subordinated Debt (from 1, above)	$
ADJUSTED INDEBTEDNESS	$
Adjusted Tangible Net Worth (from 1, above)	$
RATIO OF ADJUSTED INDEBTEDNESS /ADJUSTED TANGIBLE NET WORTH:	__:1
Maximum permitted	15:1
In compliance?	☐Yes ☐No
Exhibit A-2

4.LIQUIDITY

Cash	$
Less: Restricted Cash if included above	$
Plus: Cash Equivalents	$
LIQUIDITY	$
Minimum required	$40,000,000
In compliance?	☐Yes ☐No
5.PROFITABILITY RATIO

Net Income (fiscal quarter just ended)	$___________
Net Income (prior fiscal quarter)	$___________
Minimum required:
Commencing with the fiscal quarter ending September 30, 2019, Seller shall not permit its Covenant Net Income to be (i) less than $1.00 for two (2) consecutive quarters, or (ii) commencing with the fiscal quarter beginning July 1, 2019, a loss exceeding $10,000,000

In compliance?	☐Yes ☐No
6.GAAP NET WORTH

Net Worth	$___________
Minimum required:	$250,000,000
In compliance?	☐Yes ☐No

7.FACILITIES (Please list all credit facilities including off balance sheet facilities)

Institution	Total Commitment	Outstanding
TIAA, FSB Warehouse Lending	$	$
	$	$
	$	$
	$	$
	$	$
	$	$
	$	$
TOTALS	$	$
Exhibit A-3

8.REPURCHASES / INDEMNIFICATIONS (R&I)

Repurchases	UPB	# of Loans	Actual or Estimated Loss	How were they recorded on the financials?
Beginning Open R&I’s	$		$
New R&I’s received this month	$		$
R&I’s rescinded this month	$		$	n/a
R&I’s settled this month	$		$
Ending Open R&I’s	$		$
*    If you have a detailed schedule of loans subject to repurchases that includes the investor requesting, reason for repurchases, origination date, loan characteristics such as LTV, lien position, occupancy etc., and valuation method if you have estimated your loss exposure, please attach it with this table.
9.LOAN LOSS RESERVE

	Current Month	Year-to-Date
Beginning loan loss reserve	$	$
Additional loss provision	$	$
Actual charge off	$	$
Ending Loan Loss Reserve	$	$
10.LITIGATION

	Current Month	Year-to-Date
Pending litigations (Unit)
Expected losses on litigation	$	$
11.THIRD PARTY REPORTS
All reports received from third parties (such as the SEC, Fannie Mae, Ginnie Mae, Freddie Mac) subsequent to the last reporting period are attached hereto. These reports include the following (if none, write “None”): [_______]
12.DEFAULTS OR EVENTS OF DEFAULT
Disclose nature and period of existence and action being taken in connection therewith; if none, write “None”: [_______]
Exhibit A-4

13.OTHER REPORTS REQUIRED (Please attach if applicable)
a.    Indemnification & Repurchase Report for the prior year and current YTD.
b.    Hedge Reports (including: position summary report, MBS & whole loan trade detail, loan level detail report with weighted average take out price).
c.    Summary of year-to-date production, broken out by product type.
d.    As reasonably requested by Buyer from time to time in writing, Seller will furnish to Buyer monthly electronic Mortgage Loan performance data, including, without limitation, a Mortgage Loan Schedule, delinquency reports, pool analytic reports and static pool reports (i.e., delinquency, foreclosure and net charge off reports) and monthly stratification reports summarizing the characteristics of the Mortgage Loans.

Exhibit A-5